EXHIBIT 32

CERTIFICATIONS PURSUANT TO 18 UNITED STATES CODE §1350

Each of the undersigned hereby certifies that to his knowledge the quarterly report on Form 10-Q for the fiscal period ended March 31, 2006 of The Allstate Corporation filed with the Securities and Exchange Commission fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition and result of operations of The Allstate Corporation.

May 3, 2006	/s/ Edward M. Liddy
Edward M. Liddy
Chairman of the Board and Chief Executive
Officer

/s/ Danny L. Hale
Danny L. Hale
Vice President and Chief Financial Officer

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